Exhibit 99

News Release

From:	Exelon	FOR IMMEDIATE RELEASE
Corporate Communications
P.O. Box 805379
Chicago, IL 60680-5379

Contact:	Kellie Szabo, 312.394.3071

Exelon Proposes $2 Billion Contribution to Exelon Pension Plans in 2005

Chicago (Nov. 16, 2004) – Exelon Corporation (Exelon) announced today it is proposing to make contributions of $2 billion in 2005 to the Exelon defined benefit pension plans, eliminating the under funded status of these plans. The proposal is subject to approval by Exelon’s Board of Directors.

Since early 2002, Exelon has been addressing the funding status of its pension plans. The company has made contributions in 2002, 2003 and 2004 totaling $929 million. These contributions are in excess of the legal requirements for funding the pension obligations.

This proposal, if approved by the Exelon Board of Directors, will be funded by additional debt of approximately $1.4 billion after taking into account the tax benefits of the contribution. The proposal is expected to increase free cash flow by approximately $160 million annually and would be accretive to earnings per share by 5 to 6 cents annually. The effect of the proposal is not reflected in Exelon’s previous earnings guidance.

“I am delighted that our financial performance makes possible this dramatic step in fulfilling Exelon’s obligations to its employees and its retirees by ensuring that our pension plans are adequately funded,” said John W. Rowe, Exelon Chairman, President and CEO. Rowe added, “The tax incentives to pension funding and pension earnings enable us to meet our obligation to our employees and retirees while making more efficient use of the shareholders’ money. We believe we can fully fund our pension obligations while improving our free cash flow and earnings.”

###

Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.1 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.1 million customers in northern Illinois and Pennsylvania and gas to more than 460,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.